                                                                   EXHIBIT 10.33


                            FIRST AMENDMENT To LEASE

      THIS FIRST AMENDMENT TO LEASE (the "Agreement") is made effective as of June 16, 1992, by and between FOUNTAIN ASSOCIATES I, LTD., a Florida limited partnership ("Landlord"), and ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation ("Tenant").

                              W I T N E S S E T H:

      WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the "Lease") dated March 31, 1988, pursuant to which Landlord leased to Tenant certain real property located in Hillsborough County, Florida, commonly known as Anchor Place at Fountain Square;

      WHEREAS, Landlord and Tenant now desire to modify and amend the Lease as herein set forth;

      NOW, THEREFORE, for and in consideration of the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Recitals. The recitals set forth above are true and correct and are hereby incorporated into the text of this Agreement by this reference.

      2. Defined Terms. All capitalized terms not defined in this Agreement shall have the same definitions as set forth in the Lease.

      3. Construction Complete. Landlord and Tenant hereby agree that construction of the Building was substantially completed in accordance with the terms of the Lease, that Tenant has fully accepted the Building and the Premises, and that Landlord has no further duty or obligation under the terms and provisions of the Lease with respect to the construction, equipping or delivery to Tenant of the Building or the Premises.

      4. Commencement Date: Term. Landlord and Tenant hereby agree that the Term of the Lease shall be reduced so that the Term, as reduced, shall end at midnight on June 16, 1997.

      5. Surrender of Premises. The Lease is hereby modified and amended to add the following provision:

            a. At the termination of this Lease by lapse of time or otherwise, or upon termination of Tenant's right of possession without terminating this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks or vaults
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      then remaining in the Premises, and shall, subject to the following subparagraphs, return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took possession, wear and tear as described below and damage covered by insurance proceeds which insurance proceeds were received by Landlord or used to reduce the outstanding debt on the Premises excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand. Landlord and Tenant agree that it is the intent of this Lease that Tenant return the improvements in as good a condition as the improvements were at the beginning of the Term except for the wear and tear that would result even if all periodic and preventative maintenance that is expected to be performed in a first class office facility were timely performed for the improvements.

            b. At the sole option of Landlord, Tenant shall leave in place any floor covering without compensation to Tenant, or Tenant shall remove any floor covering and shall remove all fastenings, paper, glue, bases or other vestiges and restore the floor surface to its previous condition, or shall pay to Landlord upon demand the cost of restoring the floor surface to such condition. Tenant shall also remove Tenant's furniture, machinery, safes, trade fixtures and other items of movable personal property of every kind and description from the Premises and restore any damage to the Premises caused thereby, such removal and restoration to be performed prior to the expiration of the Term or no later than three (3) days following the earlier termination of this Lease or Tenant's right of possession, whichever might be earlier (and upon prior written notice to Landlord, in the event such removal occurs after termination of this Lease or Tenant's right to possession).

            c. All obligations of Tenant under this paragraph shall survive the expiration of the Term or sooner termination of this Lease.

      6. Tenant's Care. Paragraph 7(c) of the Lease is hereby amended by deleting the phrase "No later than seven (7) day after the last day of the Term."

      7. Payment of Monthly Rental and Additional Rental. Landlord hereby directs Tenant, and Tenant hereby agrees, to remit all Monthly Rental due on or after the date of this Agreement by wire transfer, for receipt in the following designated account by no later than 1:00 p.m. on the due date of each payment of Monthly Rental, pursuant to the following wiring instructions:


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      Citibank, N.A.
      New York, NY
      Account No. 4050-2339
      ABA No. 021000089
      Re: Anchor Glass Container 6/92 Operating Lease
      Attn: EFL/CBL Credit -- Joe Gallagher, V.P.
      (914) 899-7014

Landlord hereby directs Tenant until further written notice given by Landlord (and Citicorp Leasing, Inc. for so long as Citicorp Leasing, Inc. holds an indebtedness and thereafter by written notice given by only Landlord) (the "Citicorp Indebtedness") secured by a mortgage on the Premises or the Building, and Tenant hereby agrees, to remit all Additional Rental due or to be paid to Landlord (other than the monthly administrative cost payable to the Landlord in accordance with Exhibit G to the Lease, which amount shall be paid directly to Landlord) on or before the due date by check to:

      Citicorp Leasing, Inc.
      450 Mamaroneck Avenue
      Harrison, New York 10528
      Attn: EFL/CBL Credit -- Joe Gallagher, V.P.

Tenant hereby agrees that all such payments of Monthly Rental and Additional Rental shall be made as set forth above regardless of any and all claims or rights of set-off, discount or abatement that Tenant may at any time have or assert against Landlord, Tenant's obligation to pay Monthly Rental and Additional Rental being a covenant independent of all of Landlord's duties and obligations set forth in the Lease.

      8. Rent Credit. Landlord and Tenant agree that all references to Rent Credit shall be deleted in their entirety.

      9. Default by Tenant. Subparagraph 9(a) shall be amended by deleting subparagraph 9(a)(1) in its entirety and inserting the following in lieu thereof:

            (1) Tenant's failure to pay any installment of the Monthly Rental within ten (10) days after the same becomes due and payable under the Lease.

      In addition to the events of default listed in Paragraph 9(a) of the Lease, the following events of default are hereby added to Paragraph 9(a) as subparagraphs (12), (13), (14) and (15):

      (12) Tenant's default under any obligation of Tenant to Citicorp, a Delaware corporation, or any of its subsidiaries, including Citicorp Leasing, Inc., a Delaware corporation; and


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
      (13) Failure of Tenant at any time to maintain a Consolidated Debt to Equity Ratio at the end of any fiscal quarter below the ratio described in that certain Note Purchase Agreement dated as of June 28, 1991, among Tenant and the purchasers named therein, as amended by Amendment No. 1. Copies of Section 9 of the Note Purchase Agreements and Amendment No. 1 are attached hereto as Exhibit "Q" and incorporated herein by reference.

      (14) A Change of Control as defined below:

      "Change of Control" means (A) a sale of all or substantially all of the assets of Tenant to any entity other than Vitro Sociedad Anonima, a company organized under the laws of the United States of Mexico ("Vitro") or a subsidiary of Vitro or the liquidation or dissolution of the Tenant; (B) a merger of Tenant and Tenant is not the surviving entity unless consented to in writing by Citicorp Leasing, Inc.; (C) the failure of Vitro to own, beneficially and of record, a majority of the issued and outstanding shares of voting stock of the Tenant either directly or through one or more intermediate subsidiaries of Vitro (in each case, a majority of the issued and outstanding shares of the voting stock of which is owned, beneficially and of record, by its immediate parent corporation); or (D) the failure of Vitro to be able to, or the contractual cessation or surrender of the right to, designate for election a majority of the members of the board of directors of the Tenant; provided, however, that any pledge of voting stock of the Tenant or any such intermediate subsidiary of Vitro by Vitro or any such intermediate subsidiary of Vitro shall not be deemed to constitute a "Change in Control" under clause (C) or clause
(D), above, regardless of any change in the record ownership of such shares of voting stock provided for under the provisions of a pledge agreement creating such pledge unless and until (i) Vitro or such intermediate subsidiary, as the case may be, ceases to be the beneficial owner of such shares of voting stock or
(ii) Vitro or such intermediate subsidiary ceases to have the right to direct tho voting of such shares of voting stock in any election of members of the board of directors of the Tenant, whether pursuant to a provision of any such pledge agreement or otherwise.

      (15) The Tenant shall fail to pay any principal of, premium or interest on or any other amount payable in respect to any Debt that is outstanding in a principal amount of at least $10,000,000.00 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (including, without limitation, any mortgage securing the Citicorp Indebtedness) and shall continue after the applicable grace


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
period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt (including, without limitation, the Citicorp Indebtedness) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made.

      "Debt", means and includes the aggregate amount of, without duplication:
(a) all obligations of Tenant for borrowed money; (b) all obligations of Tenant evidenced by bonds, debentures, notes, or other similar instruments, and all reimbursement or other obligations (contingent or otherwise) of Tenant in respect of letters of credit, bankers' acceptances, or other financial products;
(c) all obligations of such Tenant to pay the deferred purchase price of assets or services, exclusive of trade payables which, by their terms, are due and payable within ninety (90) calendar days of the creation thereof; (d) all obligations of Tenant in respect of capitalized leases; (e) all obligations or liabilities of others secured by a lien on any asset owned by Tenant, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such asset; and (f) any guaranties, director or indirect, of such Tenant of any debt of another entity.

      10. Landlord's Remedies. Paragraph 9(b) is hereby modified by deleting subparagraphs (b)(1) through (b)(4), inclusive, and inserting the following:
"9(b)(1). In the event of Tenant's default or breach of the Lease as described in Paragraph 9(a) of the Lease, due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default, Landlord and Tenant hereby agree that Landlord, as Landlord's sole and exclusive remedy for such default, shall be entitled to receive, and Tenant shall upon demand pay to Citicorp Leasing, Inc., a Delaware corporation, the amount of twelve percent (12%) of the existing Citicorp Indebtedness secured by a mortgage on the Premises, which the parties agree is a fair estimation of the damages. Notwithstanding the foregoing, Tenant shall also pay any amounts pursuant to any liquidated damage provision contained in the Building Option Agreement dated March 31, 1988, as amended by the First Amendment to Building Option Agreement of even date herewith and as modified by that certain Agreement effective as of June 16, 1992, all by and between Landlord and Tenant if the option or Supplemental Option is not properly exercised and closed."

      In addition, subparagraph 9(b)(5) shall be renumbered to 9(b)(2) and a new 9(b)(3) shall be added as follows:


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
      Except for the default described in paragraph 9(a)(1) above for which no notice is required and no additional grace period is given, Tenant shall be given a five (5) day grace period after written notice is given by Landlord to Tenant to cure any default under the Lease before Landlord can exercise any rights under Paragraph 9(b)(1) or 9(b)(2).

      11. Hazardous Substances. The Lease is hereby modified and amended, effective With the commencement Date of the Lease, to add the following provision:

      Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated, or disposed of on, in or about the Premises (other than typical office supplies) in violation of applicable laws, rules and regulations, without obtaining Landlord's prior written consent. If any Hazardous Substance is used, stored, generated, or disposed of on, in, or about the Premises except as permitted above, or if the Premises become contaminated in any manner as a result of any breach of the foregoing covenant or any act or omission of Tenant or any of its agents, employees, contractors, or invitees (all of which parties shall be deemed to be included in the defined term, "Tenant"), Tenant shall indemnify and hold Landlord harmless from any and all claims, demands, actions, damages, fines, judgments, penalties, costs (including attorneys', consultants', and experts' fees), liabilities, losses (including without limitation, any decrease in value of the Premises, damages due to loss or restriction of rentable or usable space, or any damages due to adverse impact on marketing of the Building, and expenses arising during or after the term of the Lease and arising as a result of such contamination. This indemnification includes, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on, in, or about the Premises that results in contamination, Tenant, at it. sole expense, shall promptly take any and all necessary actions to return the Premises to the same condition that existed prior to the presence of any such Hazardous Substance on, in, or about the Premises. Tenant shall first obtain Landlord's approval for any such remedial action. As used herein, the term "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of Florida, or the United States government. "Hazardous. Substance. includes any and all material or substances which are defined as "hazardous


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
waste", "extremely hazardous waste", or a "hazardous substance" pursuant to state, federal or local governmental law. The provisions under the paragraph shall survive the expiration or other termination of the Lease.

      12. Assignment and Subletting. The first sentence of Paragraph 11 of the Lease is hereby amended and restated so that said sentence, as amended and restated, shall read as follows:

      Tenant shall not, without the prior written consent of Landlord, which consent may be arbitrarily withheld, assign all of this Lease; however, Tenant may, without the prior written consent of Landlord, sublet the unoccupied space within the Premises.

The balance of Paragraph 11 of the Lease shall remain unaltered and in full force and effect.

      13. Tenant's Insurance. Paragraph 16 of the Lease is hereby modified and amended to provide that all insurance policies required therein shall name Citicorp Leasing, Inc., a Delaware corporation as an additional insured and shall otherwise meet the requirements of any first mortgage encumbering the Premises.

      14. Prime Rate. All references in the Lease to the "prime rate announced by Southeast Bank, N.A., shall be replaced with the "Base Rate announced publicly by Citibank, N.A. in New York, New York as its base rate.

      15. Condemnation. Paragraph 12(a) of the Lease is amended by deleting the last eight sentences of Paragraph 12(a) beginning with the sentence "Landlord shall exercise . . . n and ending with the sentence "In the event that the condemnation proceeds . . ." and the following shall be inserted in lieu thereof:

            Landlord and Tenant have entered into that certain Letter Agreement dated April 27, 1992, which Letter Agreement amends the Lease and which Letter Agreement addresses, among other items, the understanding between Landlord and Tenant regarding the condemnation of land and parking at the Premises. A copy of the Letter Agreement is attached hereto as Schedule 1 and incorporated herein by reference. The parties agree that notwithstanding any provision in the Lease to tho contrary the Tenant shall not have the right to cancel the Lease and the rent shall not be reduced by virtue of the condemnation of the parking spaces. The parties also agree that notwithstanding any provision to the contrary, in the event the design-build agreement referenced in the Letter Agreement is entered into, then the fee to be paid to Landlord for the design and construction of the parking deck in the amount of One Hundred Fifty Thousand and No/100 Dollars


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
      ($150,000.00) shall be paid one-fourth (%) at the commencement of construction, one-half (~) over the next five months of construction, and the remainder paid upon issuance of a certificate of occupancy for the parking deck, or the issuance of a certificate of substantial completion, whichever occurs first. In the event that the parties, in good faith after using their best efforts, fail to negotiate and enter into the design-build agreement on or before June 30, 1992, then Tenant shall pay Landlord the amount of one Hundred Fifty Thousand Dollars ($150,000.00) on or before August 31, 1992 in consideration of Landlord's good faith negotiations and agreement to terminate its Option for Parking Easement in accordance with the terms of the letter agreement and for other good and valuable consideration, the receipt and sufficiency of which Tenant hereby acknowledges.

      16. Exhibit G. Exhibit G to the Lease is deleted in its entirety and replaced with Exhibit G attached to this Agreement and incorporated herein by reference.

      17. No Further Modification. Except as expressly set forth herein, all terms and provisions of the lease shall remain unaltered and in full force and effect.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date set forth above.

Signed, sealed and delivered
in the presence of:                 FOUNTAIN ASSOCIATES I, LTD., a
                                    Florida limited partnership

                                    By: TWC Sixty-One, Inc., a
                                    Florida corporation,
                                    General Partner


Name:                               By: James D. Swartz




                                    ANCHOR GLASS CONTAINER
                                    CORPORATION


                                    By:/s/ Robert A. Thompson


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                                  SCHEDULE "1"

April 27, 1992
Mr. Robert A. Thompson
Vice President and Treasurer
Anchor Glass Container Corporation
4343 Anchor Plaza Parkway
Tampa, Florida  33634

Dear Bob:

This letter confirms the understanding between Anchor Glass Container Corporation (Anchor) and Fountain Associates I, Ltd. (FAI) regarding the process of resolving the condemnation of land and parking at Anchor Plaza. The lease between Anchor and FAI ("the Lease") is hereby modified to accord with the terms set forth in this letter.

It is clear to Anchor and FAI that the parking replacement provided in the existing agreement between the parties was based on a nominal amount of land being taken for the Northwest Expressway. At the time of the initial agreement between the parties, it was expected that the Hillsborough County Aviation Authority property on the other side of the highway would be used for the road expansion. Because that has not happened and, as the result, a substantial portion of Anchor Plaza land will be taken, the originally contemplated parking replacement solution is unacceptable. Therefore, a parking deck must be constructed on Anchor Plaza property to replace the parking spaces lost.

Temporary Parking
Arrangement:      It is understood that Anchor needs temporary parking from the date the current parking is taken to the date of completion of construction of the parking deck. FAI agrees to assist Anchor in attempting to obtain an agreement with Fountain Square
                  Associates (FSA) for the temporary use of the land immediately to the south of Anchor Plaza. A separate letter of agreement to be sent to FSA is attached as Exhibit "A" which letter will be sent to FSA as soon as it has been signed by Anchor and returned to FAI. The proposed use of the land by Anchor will be proposed to be in consideration of the extinguishment by FAI of the Option Agreement for Parking Easement and the extinguishment by Anchor of the Land Option Agreement. The proposed term of the temporary parking agreement will be for 18 months beginning July 1, 1992. Anchor agrees to pay the cost of preparation of the site for temporary parking in a manner similar to the preparation of the site north of the Colonial Penn Building for use as temporary parking


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
Mr. Robert A. Thompson
Page Two
April 27. 1992

Temporary Parking
Arrangement:
(continued)       by Chase.  The cost of this preparation is estimated to be
                  $30,000.00. Anchor will bear the total cost of securing the temporary parking and agrees to assume all of FAI's obligations with regard to temporary parking, including but not limited to, maintenance obligations, insurance and repair of the temporary parking facility. If on or before May 15, 1992 FSA has not agreed to allow its property to be used for temporary parking on terms acceptable to Anchor then Anchor will be responsible for the provision of temporary parking.

Construction of
Parking Deck:     Anchor will pay whatever costs, as further provided in the
                  Payment of Costs section of this letter amendment. FAI will design and construct a parking deck together with all related improvements, driveways, curbs, gutters, landscaping and other parking space reconstruction ("Parking Deck") to replace parking spaces to be taken by eminent domain. The Parking Deck must be aesthetically compatible with the building and facilities currently leased by Anchor from FAI and must be of a first-class parking facility design. FAI shall coordinate funding of the design and construction costs for the Parking
                  Deck from the proceeds of the eminent domain proceeding, the lender and Anchor. It is agreed that FAI has the exclusive right to cause the design and construction of the parking deck. In order to set forth the rights and obligations of FAI and Anchor with respect to the design, construction, and funding of the Parking Deck, FAI and Anchor will enter into a reasonable design-build agreement, which among other terms, conditions and agreements will provide:

                  a) FAI will prepare preliminary plans and specifications and budgets for the Parking Deck. The Parking Deck shall contain a sufficient number of spaces which, when added to the usable surface parking spaces remaining on the Anchor site after the eminent domain proceedings, will comply with all applicable laws and otherwise be not less than a total of 423 spaces. The Parking deck will comply with all applicable codes, ordinances and laws. Anchor shall have not less than fifteen


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
Mr. Robert A. Thompson
Page Three
April 27, 1992
                  days to review and approve, or disapprove the preliminary plans and specifications, and budgets. If disapproved the same shall be redesigned to accommodate Anchor's reasonable requests FAI estimates but does not guarantee initially that the cost to design and construct the Parking Deck is approximately $1,831,000.00. FAI estimates but does not guarantee design of the Parking Deck will require approximately three months (not including any time Anchor takes for consideration of design and the budgeting process) and construction will require eight months from the date the final design is approved; provided that Anchor does not delay the process and/or provided there are no other delays beyond FAI's control.

                  b) After approval of the preliminary plans and specifications, and budgets, FAI will prepare final plans and specifications, and final price. Anchor will have not less than fifteen days to review and approve, or disapprove, the final plans and specifications and final price. FAI shall guarantee the final price, as mutually agreed by Anchor and FAI.

                  c) All design work shall be prepared by Thompson, Ventulett, Stainback and Associates, Inc. who is qualified to design a facility of the type and scope represented by the Parking Deck and shall be subject to the approval of Anchor. The Parking Deck shall be constructed by a Florida certified general contractor qualified to construct a facility of the type and scope represented by the Parking Deck. The cost of design and construction shall not exceed current market rates, except that if FAI or an affiliate thereof is the general contractor, it shall not be entitled to any fee except that to be paid to FAI below.

                  d) Notwithstanding any provision to the contrary, if FAI negotiates in good faith and uses its best efforts to negotiate the design-build agreement and the parties are unable to execute such design-build agreement on or before June 30, 1992, then FAI will receive the sum of $150,000 on or before August 31, 1992 in consideration of FAI's negotiations ln good faith and agreeing to terminate its Option for Parking Easement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Anchor.


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
Mr. Robert A. Thompson
Page Four
April 27, 1992

Approval of
First Union:      First Union has agreed to allow use of the condemnation
                  proceeds for replacement parking facilities. First Union will need to approve all provisions provided herein to the extent such approval may be required.

Approval of
Citicorp:         FAI and Anchor will use their best efforts to incorporate the terms of this letter in connection with the proposed refinancing by Citicorp of the First Union Mortgage.

Handling of
Condemnation
Proceeds:         The condemnation authority has offered $1,343,600 for the
                  property being taken. There is a hearing at which the Order of Taking wilt be entered. Within 20 days of this hearing, the funds offered will be deposited with the court. The FAI condemnation attorney is making arrangements for the money to be deposited with First Union. A letter to First Union from FAI regarding this matter is attached as Exhibit B. Additional condemnation proceeds will be pursued, as described later in this letter.

Payment of Costs: As described in the First Union documents, the condemnation proceeds may be used for replacement parking facilities. This will necessarily include temporary parking also. Ten percent of the proceeds must be used to fund the pursuit of additional condemnation proceeds in accordance with the employment agreement attached as Exhibit C. Anchor will be obligated to fund the difference between (i) the sum of the total cost of replacement parking facilities and costs of pursuit of additional condemnation proceeds; and (ii) the amount of net condemnation proceeds. Anchor will also pay any and all costs of escrow administration and disbursement costs required by either First Union and/or Citicorp.

Pursuit of Additional
Condemnation
Proceeds:         FAI and Anchor will cooperate in an effort to obtain full
                  compensation for all damages to the property described in the Lease resulting from this


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
                  condemnation. FAI has retained Marc I. Sachs of Brigham, Moore, Gaylord, Wilson, Uleer, Schuster L Sechs to represent FAI in this condemnation. FAI's employment


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
Mr. Robert A. Thompson
Page Five
April 27, 1992

Pursuit of Additional
Condemnation
Proceeds:         agreement with Brigham, Moore is attached as Exhibit C. Anchor agrees to allow FAI to advance fees and costs to Brigham, Moore from the condemning authorities' initial deposit in accordance with Brigham, Moore's employment agreement. FAI agrees to refund to Anchor at the conclusion of the condemnation case all sums actually refunded to FAI by Brigham, Moore pursuant to the attached employment agreement.
                  Anchor has retained Ellen Heil Kalmbacher of Holland Knight to represent Anchor ln the condemnation proceeding. Anchor and FAI are each entitled to seek reimbursement for their attorney's fees and costs incurred in the condemnation in accordance with Florida law.

                  Based on the unique nature of the relative positions of Anchor and FAI in this matter, Anchor and FAI agree that FAI is due compensation for its efforts in pursuit of additional condemnation proceeds in excess of $1,343,600. Therefore, additional condemnation proceeds in excess of $1,343,600 will be distributed as follows:

                        First, until Anchor is reimbursed for all amounts expended by Anchor for parking replacement, temporary parking and pursuit of additional condemnation proceeds, tSX to Anchor and 5% to FAI.

                        Thereafter, 15% of additional condemnation proceeds will be paid to FAI and 5X of such proceeds will be paid to the bank in possession of the mortgage at the time of payment. Such payment to the bank will be treated as a principal reduction.

                        In no event shall FAI receive more than $150,000 of those additional condemnation proceeds in excess of $1,343,600.00.

If you agree with the terms set forth herein, please sign both execution copies of this letter and return one to me.

Sincerely,

Fountain Associates I, Ltd.

By: TWC Sixty-One, Inc., its general partner

By:
      Jack Wilson
      President

Mr. Robert A. Thompson
Page Six
April 27, 1992

Agreed and accepted:

Anchor Glass Container
 Corporation

By:
      Robert A. Thompson
      Vice President
      Date:

      JW/pim


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                                    EXHIBIT G

                       Anchor Glass. Container Corporation
                         Determination of Monthly Rental

      The Monthly Rental for the Premises that Anchor Glass Container Corporation ( Tenant ) i. required to pay to Fountain Associates I, Ltd. (the Landlord") (in the manner provided in Paragraph 7 of the First Amendment to Lease) in advance on the first (1st) day of each and every calendar month during the term is equal to the Monthly Debt Service that the Landlord is paying in arrears to the Lender who has a loan secured by the Premises and such other financing that may be placed on the Premises from time to time which is approved by Tenant in it. Sole and absolute discretion. Thus, each payment of Monthly Rental in advance shall equal the Monthly Debt Service due and payable in arrears on the same date. For the purpose, of this exhibit, the term "Monthly Debt Service" shall include interest payments, principal amortization payments, all other required principal payments, all tax and insurance escrow payments, and all financing costs attributable to any and all loans on the Premises including but not limited to points, fees, appraisal costs, legal fees, documentary stamp tax, intangible tax, and all other costs (such as Break Costs, Increased Costs, Reserve Costs and any other costs described in the loan documents) normally attributable to obtaining and servicing a loan. In the event of a foreclosure of the Citicorp Leasing, Inc. ("Citicorp") loan, then Monthly Rental shall be equal to the amounts which would have been Monthly Debt Service if there had been no termination of the Citicorp loan.

      In addition to the Monthly Rental, tho Tenant shall pay to Landlord all Additional Rental payments required under the term. of the Lease including as Additional Rental a monthly administrative cost of $2,083.34 for the first five
(5) years of the Lease and the sum of $2,500.00 thereafter.

      In the event that additional financing is placed on the Premises from time to time and Tenant has approved the same then Tenant shall be responsible for providing to Landlord any funds necessary to obtain such financing in the event such financing is insufficient to cover the amount so required.

      The following is an example of the calculation of monthly rental for the Premium based on the loan commitment received from Citicorp:

      Assume that the total loan amount is $11,000,000.00. Assume further that the LIBOR Rate of interest, as defined in the Citicorp loan document, is 4 1/2% per annum during the entire term of the Lease. The interest rate that Landlord would have to pay to Citicorp would be 6 1/2% since the interest rate is two percent (2.0%) over the LIBOR Rate. Consequently, the Monthly Debt Service is $59,583.34, assuming that no other costs associated with the definition of Monthly Debt Service as described above are to be


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paid. Thus the monthly rental to be paid to Landlord (in the manner provided in
Paragraph 7 of the First Amendment to Lease) by Tenant is $559,583.34. In addition, assuming no Additional Rental other than the monthly administration costs, the Tenant still would be required to pay as Additional Rental the sum of $2,083.33 per month during the first five (5) years of the term of the Lease and $2,500.00 per month thereafter. Consequently, during the first five (5) years of the term of the Lease, Tenant would pay Monthly Rental of $61,666.34 based on the assumptions used in the above example.

1088-290-78911.02


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